Exhibit 5.01







                     Davis Polk & Wardwell Letterhead



                                           August 25, 1997





Deltic Timber Corporation
200 Peach Street
P.O. Box 7000
El Dorado, AR 71731-7200

Dear Sirs:

      We are acting as counsel for Deltic Timber Corporation (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 600,000 shares (the "Shares") of Common Stock ($.01 par value) of the Company issuable pursuant to the 1996 Stock Incentive Plan (the "Plan") of the Company. In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purpose of this opinion.

      Upon the basis of the foregoing, we are of the opinion that the Shares deliverable pursuant to the Plan have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

      We consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement.



                                          Very truly yours,


                                          /s/ Barbara Nims
                                          -----------------
                                              Barbara Nims